UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Insured Municipal Income Fund Inc.

51 West 52nd Street

New York, New York 10019-6114

July 25, 2008

Dear Shareholders:

The annual meeting of shareholders scheduled for July 17th was adjourned until September 3rd at 10:00 a.m., Eastern time, on the 16th Floor of the CBS Building located at 51 West 52nd Street, New York, New York. The meeting was adjourned because holders of a sufficient number of shares were not present in person or by proxy to constitute a quorum for the conduct of business. Please return the enclosed WHITE proxy card.

We had previously sent you letters concerning proxy solicitation materials from hedge fund manager Phillip Goldstein and his Bulldog Investors partnership (“BIGP”). Mr. Goldstein wants you to believe that open-ending the fund and electing him and his slate of directors in place of your current board is in your best interests. We urge you to reject Mr. Goldstein’s efforts. Please return your WHITE proxy card if you have not already done so. Even if you have previously signed a Goldstein/BIGP proxy, please sign, date and return the enclosed WHITE proxy; you have the right to change your vote, and only the latest dated proxy counts.

As noted in the last letter to shareholders, open-ending would limit tax-exempt dividends and may force the fund to cease operations.  Please also consider:

•

As noted in our last letter, Mr. Goldstein has a history of failing to follow the rules established by the corporate documents that govern the operation of closed-end funds. Mr. Goldstein has a history of starting proxy contests, soliciting shareholder proxies and then failing to show up at shareholder meetings to vote the proxies he had solicited. His actions caused these funds to spend shareholders’ money for no good reason. He has repeated this pattern. Mr. Goldstein failed to show up at the July 17th annual meeting of your fund. His run at your fund appears to be part of a strategy to disrupt normal shareholder meetings.  His proxy solicitation efforts can block a fund from getting sufficient shareholder votes to take action at shareholder meetings.  His efforts appear orchestrated to place pressure on funds and fund boards with the goal of frustrating normal operations in order to get his way. We urge you not to let him use the failure of some fund shareholders to vote as a means of taking over your fund.  Please take action by returning the enclosed WHITE  proxy card today.  Not taking action may further delay and complicate the proxy process and play into BIGP’s hands.

•	A leading independent proxy advisory firm recommends that the fund’s shareholders support the fund’s incumbent directors and vote FOR the re-

election of the fund’s current directors on the WHITE proxy card. ISS recommends that shareholders “DO NOT VOTE” on the GREEN proxy card with respect to nominees of dissident shareholder BIGP.  ISS also recommends that shareholders “DO NOT VOTE” with respect to BIGP’s purported shareholder proposal to recommend converting the fund into an “open-end” fund. We have attached a copy of the fund’s press release providing further information.

•

The fund’s investment advisor has agreed to waive more of its fees, reducing fund expenses further. Beginning August 1, 2008, the investment advisor’s fee is reduced to 0.50% of average weekly net assets attributable only to holders of common shares. This further fee reduction cannot be modified without the approval of the fund’s board. We have attached a copy of the related press release.

•

Your board has been taking carefully considered steps to respond to the unprecedented liquidity “freeze” impacting the holders of auction preferred shares and to enhance flexibility in managing the fund’s leverage. The fund’s board has approved the implementation of a tender option bond program and announced its intention to partially redeem auction preferred shares. The latest press release on this topic is attached.

BIGP did not comply with the procedure for submitting shareholder proposals in the fund’s Bylaws, which for nearly a decade have required a specific date in advance of the annual meeting for proposals. The procedures specified in the fund’s Bylaws are publicly available and apply to all shareholders without distinction. In addition, the proxy statement for last year’s annual meeting clearly stated the deadline for filing nominations and proposals for this year’s annual meeting. The Bylaws govern this process and, thus, the board has determined that BIGP’s proposals will not be submitted for consideration at the annual meeting.

Your fund and its board are working to defend the interests of long-term shareholders.

PLEASE RESPOND TODAY BY SIGNING AND DATING THE WHITE PROXY CARD ENCLOSED WITH THIS LETTER AND RETURNING IT IN THE ENVELOPE PROVIDED.

Alternatively, some investors may be able to vote online or by telephone by following the instructions on any enclosed voting instruction form. If you have any questions about this matter, please call Georgeson Inc., the fund’s proxy solicitor, toll free at 1-877-278-9670.

Thank you for your time, attention and support.

Sincerely,

The Board of Directors of Insured Municipal Income Fund Inc.

LEADING INDEPENDENT PROXY ADVISOR RECOMMENDS THAT SHAREHOLDERS OF INSURED MUNICIPAL INCOME FUND INC. VOTE FOR THE RE-ELECTION OF THE CURRENT BOARD MEMBERS AND NOT VOTE FOR BULLDOG'S NOMINEES AND SHAREHOLDER PROPOSAL

New York, July 10, 2008 — Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that the Fund’s shareholders support the Fund’s incumbent directors and vote FOR the re-election of the Fund’s current directors on the WHITE proxy card. ISS recommended that shareholders “DO NOT VOTE” on the GREEN proxy card with respect to nominees of dissident shareholder Bulldog Investors General Partnership (“BIGP”).  ISS also recommended that shareholders “DO NOT VOTE” with respect to BIGP’s purported shareholder proposal to recommend converting the Fund into an “open-end” fund.

In its independent analysis, ISS stated, with respect to BIGP’s effort to unseat the current directors, “[w]e do not believe that the dissident’s have proven that change is preferable to the status quo, that the dissident slate will add value to board deliberations or that the dissidents will be able to create greater shareholder value. Despite the Fund’s current market price discount to NAV, ISS believes that the Fund’s performance, coupled with its unique position in the marketplace, justifies retaining the Fund’s closed-end structure as in the best interests of shareholders.”

ISS also recommends “DO NOT VOTE” with respect to the purported shareholder proposal recommending the “open-ending” of the Fund.   ISS said, “Given the costs and consequences of open-ending the fund, the board should only recommend this action in the face of compelling circumstances, such as if there were serious concerns about the continuing viability of the Fund as a suitable longer-term investment for shareholders. ISS does not believe that these circumstances are present in the case of the Fund.” ISS also stated the following with respect to the liquidity “freeze” impacting the holders of the Fund’s auction preferred shares (“APS”): “as this illiquidity is a systemic issue, open-ending the Fund seems like a reactive measure. Therefore, ISS applauds the Fund’s effort to evaluate alternatives such as TOBs and restructuring APS in a manner that would make the APS eligible for investment by money market funds.” (The Fund issued a press release with further information regarding these efforts on June 24, 2008.)

As noted in a prior letter to shareholders, open-ending would limit tax-exempt dividends and may force the fund to cease operations. The fund is not designed to operate as an open-end fund. If the Fund were forced to change its structure to become an open-end fund, many of its current investment strategies could no longer be used. Regulatory requirements applicable to all open-end funds would largely eliminate the Fund’s ability to use leverage. The Fund has historically used leverage to help enhance the yield to common shareholders, permitting the Fund to pay shareholders a higher tax-exempt dividend.

In connection with the annual meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”).

Investors and security holders are strongly advised to read these materials because they contain important information about the Annual Meeting.  Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.

BIGP did not make its proposals in a timely manner as required by the Fund’s Bylaws. The Bylaws have been in place for years and apply to all shareholders. Therefore, BIGP’s proposals will not be on the agenda for the upcoming July 17, 2008, Annual Meeting of Shareholders.

Shareholders who have questions concerning the current proxy solicitation or who need assistance in revoking any proxy they may have previously granted should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets in insured municipal obligations, the income from which is exempt from regular federal income tax.

Note: ISS is a subsidiary of RiskMetrics Group, Inc.. Permission to use quotations from the ISS/RiskMetrics report was neither sought nor obtained.

Insured Municipal Income Fund Inc. Announces Reduction in Management Fee

New York, July 17, 2008—Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF), a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding, today announced that the Fund’s Board of Directors has approved a proposal by UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) to waive a significant portion of the Fund’s management fee.

In accordance with the advisory contract for the Fund, the Fund is obligated to pay UBS Global AM an investment advisory and administration fee at the annual rate of 0.90% of the Fund’s average weekly net assets attributable to holders of common and auction preferred shares. UBS Global AM had previously agreed to waive a portion of the advisory and administration fee, so that the Fund’s effective fee was 0.83% of average weekly net assets attributable only to holders of common shares. On July 16, 2008, UBS Global AM agreed to reduce its fee further via an increased waiver arrangement so that beginning August 1, 2008, its effective fee is reduced to 0.50% of average weekly net assets attributable only to holders of common shares. This further fee reduction cannot be modified without the approval of the Fund’s Board of Directors.

Investment Grade Municipal Income Fund Inc. and Insured Municipal Income Fund Inc. Announce Board Approval to Implement a Tender Option Bond Program and the Intention to Partially Redeem Auction Preferred Shares

New York, July 23, 2008—The Boards of Directors of Investment Grade Municipal Income Fund Inc. (NYSE: PPM) and Insured Municipal Income Fund Inc. (NYSE: PIF) (the “Funds”), each a registered closed-end management investment company, have approved the implementation of a tender option bond (TOB) program to partially restructure each Fund’s leverage, while currently maintaining the overall amount of leverage for the Fund. It is intended that the proceeds from the program will be used to finance a partial redemption of each Fund’s auction preferred shares (APS). In light of the continuing failures of APS auctions that have resulted in a loss of liquidity for APS holders and the resulting increased cost of leverage for the Funds, each Board has discussed with the Funds’ investment adviser, UBS Global Asset Management (Americas) Inc. (the “Investment Adviser”), possible actions and concluded that the implementation of a TOB program could help partially resolve the situation in a manner that is in the best interests of the Funds.

In June, the Boards authorized the Investment Adviser to enter into discussions with one or more investment banks or other firms to explore the terms on which the Funds could use TOBs as a source of leverage. Based on the outcome of those discussions and with the Investment Adviser’s recommendation, each Board authorized the TOB program, which would permit each Fund to invest up to 15% of its total assets into such a program. The proceeds from the TOB program would be used to redeem a portion of each Fund’s APS in order to provide partial liquidity to APS holders. It is expected that the TOB program would provide a lower relative cost of leverage over time (based on a comparison of the anticipated costs of the TOB program with the maximum rates payable due to the failed APS auctions) and future increased flexibility in managing the extent to which a Fund is leveraged.

A TOB program typically would be structured as follows: a Fund would transfer high quality municipal bonds from its portfolio to a special purpose trust or a similar vehicle. The trust would then issue two tranches of securities—short-term floating rate notes, or “floaters,” and inverse floating rate certificates, or “inverse floaters.” The interest on the floaters and the inverse floaters, as well as costs incurred by the trust (such as the costs associated with establishing the trust and providing a facility to assure liquidity to the holders of the floaters), would normally be paid by the trust from the interest it receives on the underlying municipal bond.

Floaters would be issued at par and pay tax-free variable rates, typically reset weekly (either through a remarketing or by some spread over a reference rate or index), and the holders of the floaters typically have the option to tender their floaters to the issuing trust for redemption at par at each reset date. The interest rates payable on inverse floaters would move in the opposite direction from the rates payable on the floaters. For the municipal bonds transferred, a Fund would receive the inverse floaters and an amount of cash that would be used to redeem a portion of one or more series of the Fund’s APS and be used for investment purposes. By holding the inverse floaters, a Fund would continue to receive the interest paid by the underlying municipal bond in excess of the interest paid by the trust on the floaters and other costs associated with the transaction.

The use of TOBs by a Fund for investment purposes presents certain risks, including leverage risk, interest rate risk (a rise in short-term rates could result in an increase of the interest payable on the floaters and a corresponding decrease in the interest payable on the inverse floaters held by the Fund), both of which are in many ways comparable to the risks presented by the current use of APS, as well as market risk (the risk that participants may not be interested in purchasing or continuing to hold the floaters issued by the trust).

While each Board has approved the implementation of a TOB program and intends to authorize the redemption of a portion of each Fund’s APS, it will take time to institute the program. Furthermore, any future partial redemption of each Fund’s APS would occur only after the Board has approved the specifics of the redemption and a notice containing details about the redemption has been issued by the Fund. Such redemption would be effected in accordance with the Fund’s governing documents.

We recognize shareholders’ continuing concerns regarding the ongoing issues relating to the failed APS auctions and the resulting loss of liquidity for preferred shareholders. While the use of TOBs in the Funds could provide a partial solution towards restoring liquidity, each Board and the Investment Adviser will continue to evaluate other alternatives that may be in the best interest of the Funds, including the possibility of restructuring remaining APS in a manner that would make the APS eligible for investment by money market funds. The implementation of a TOB program is subject to certain conditions, including market conditions under which TOBs will result in leverage at a reasonable price and the use of TOBs remaining appropriate in light of other sources of possible leverage.

FORWARD LOOKING STATEMENTS

Certain statements made above may be forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. The Investment Adviser and the Funds, and their affiliates, undertake no responsibility to update publicly or revise any forward-looking statements. The inclusion of any statement in this release does not constitute an admission that the events or circumstances described in such statement are material.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
INSURED MUNICIPAL INCOME FUND INC.
ANNUAL MEETING OF SHAREHOLDERS ADJOURNED FROM JULY 17, 2008
UNTIL SEPTEMBER 3, 2008
P R O X Y

The undersigned hereby appoints as proxies Keith A. Weller and Cathleen Crandall and each of them (with full power of substitution) to represent the undersigned and to vote for the undersigned all shares of common stock of the undersigned at the aforesaid meeting and any adjournment or postponement thereof with all the power the undersigned would have if personally present. The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to grant authority to vote “FOR” all proposals. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or ostponement thereof. This proxy is solicited on behalf of the Board of Directors of Insured Municipal Income Fund Inc.

YOUR VOTE IS IMPORTANT. Please date and sign this proxy on the reverse side and return it in the enclosed envelope

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE SEE REVERSE SIDE

Insured Municipal Income Fund Inc.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
☒ Please mark votes as in this example.

Election of Directors—The Board of Directors recommends a vote “For” the listed nominees.
1. Election of Directors 01—Richard Q. Armstrong
02—Alan S. Bernikow
03—Bernard H. Garil
04—Heather R. Higgins
☐ Mark here to vote FOR all nominees
☐ Mark here to WITHHOLD vote from all nominees
	01	02	03	04
☐ For All EXCEPT—To withhold a vote for one or more nominees. mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

	Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

	This proxy will not be voted unless it is dated and signed exactly as instructed below.

	Date__________________________________, 2008

	Signature

	Signature, if held jointly

If shares are held by an individual, sign your name exactly as it appears on this card. If shares are held jointly, either party may sign, but the name of the party signing should confirm exactly to the name shown on this proxy card. If shares are held by a corporation, partnership or other entity, the name and capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example, “ABC Corp... John Doe, Treasurer”.